Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

DHB Industries, Inc.

We consent to the incorporation by reference in the registration statement (No. 33-99032) on Form S-8 of DHB Industries, Inc. of our reports dated September 28, 2007, with respect to the consolidated balance sheets of DHB Industries, Inc. as of December 31, 2006, 2005, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of DHB Industries, Inc.

/s/ Rachlin Cohen & Holtz, LLP

Fort Lauderdale, Florida

September 28, 2007